Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the CNB Holdings, Inc. 1998 Incentive Stock Option Plan of our report dated January 31, 2003 relating to the consolidated financial statements of CNB Holdings, Inc. included in the Annual Report on Form 10-KSB for the year ended December 31, 2002.

/s/ Mauldin & Jenkins LLC

Atlanta, Georgia

September 10, 2003